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                                                                     EXHIBIT 5.1

                                KING & SPALDING
                              191 PEACHTREE STREET
                             ATLANTA, GEORGIA 30303

                                   December 16, 1997

Budget Group, Inc.
125 Basin Street, Suite 210
Daytona Beach, Florida 32114

Re:  Budget Group, Inc. -- Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel for Budget Group, Inc., a Delaware corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the merger (the "Merger") of CA Acquisition Corporation, a Florida corporation ("Sub"), with and into Cruise America, Inc., a Florida corporation and wholly owned subsidiary of the Company ("Cruise America"), as set forth in the Proxy Statement/Prospectus contained in the Registration Statement and in accordance with the Merger Agreement (the "Merger Agreement"), dated as of November 25, 1997, among the Company, Sub and Cruise America, attached as Annex A to the Proxy Statement/Prospectus.

     In our capacity as such counsel, we have reviewed the Registration Statement and the Merger Agreement. We also have reviewed such matters of law and examined original, certified, conformed or photostatic copies of such other documents, records, agreements and certificates as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

     This opinion is limited in all respects to the federal laws of the United States and the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

     Based upon and subject to the foregoing, we are of the opinion that the shares of Class A Common Stock, $.01 par value per share, of the Company to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

     This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without prior written consent.
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     We hereby consent to the filing of this opinion as an Exhibit to the
Registration Statement and to the reference to us under the caption "Legal Matters" in the Proxy Statement/Prospectus that is included in the Registration Statement.

                                          Very truly yours,

                                          /s/ King & Spalding
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